CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES A 5% CONVERTIBLE PREFERRED STOCK
OF
BIOMERICA, INC.

Biomerica, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that a Certificate of Designation, Preferences and Rights of Series A 5% Convertible Preferred Stock of the Company (the “Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on February 24, 2020, and the Certificate of Designation requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

1.                  The defects of said Certificate of Designation to be corrected are as follows:

(a)                The second to last sentence of Section 4(a) of the Certificate of Designation inadvertently omitted the word “Series A Preferred Stock” when describing the ratable sharing of distributions of the assets available for distribution to the stockholders of the Company, if the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they are entitled under Section 4(a).

Section 4(a) of the Certificate of Designation inadvertently included the following:

“If the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they are entitled under this Section 4(a), the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.”

            Section 4(a) of the Certificate of Designation should include the following:

“If the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they are entitled under this Section 4(a), the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares of Series A Preferred Stock were paid in full.”

(b)                (i) Clause (B) of the second to last sentence of Section 5(e)(vi) and the last sentence of Section 5(e)(vi) described the exception for anti-dilution adjustments for issuances of Additional Shares of Common Stock at a price per share less than the Conversion Price, or without consideration, as an aggregate amount of $2,000,000 of Additional Shares of Common Stock, rather than a cumulative amount of $2,000,000 of Additional Shares of Common Stock, and (ii) the last sentence of Section 5(e)(vi) inadvertently omitted the words “following the Issuance Date” when describing the issuances of Additional Shares of Common Stock, at a price per share less than the Conversion Price, or without consideration, in excess of a cumulative amount of $2,000,000, that would trigger an anti-dilution adjustment in accordance with Section 5(e)(vi).

Section 5(e)(vi) of the Certificate of Designation inadvertently included the following:

“No adjustment to the Conversion Price is required under Section 5(e)(vi):…(B) in respect of sales of Additional Shares of Common Stock resulting in an aggregate of or less than $2,000,000 in cash proceeds to the Company... If the Company sells Additional Shares of Common Stock resulting in an aggregate of more than $2,000,000 in cash proceeds to the Company, an adjustment to the number of shares of Common Stock is required under Section 5(e)(vi) in respect of the Additional Shares of Common Stock resulting from the aggregate cash proceeds to the Company in excess of $2,000,000 as reasonably determined based on the time such securities are sold.”

Section 5(e)(vi) of the Certificate of Designation should include:

“No adjustment to the Conversion Price is required under Section 5(e)(vi):…(B) in respect of sales of Additional Shares of Common Stock resulting in a cumulative amount of $2,000,000 or less in cash proceeds to the Company... If the Company sells Additional Shares of Common Stock following the Issuance Date resulting in a cumulative amount of more than $2,000,000 in cash proceeds to the Company, an adjustment to the number of shares of Common Stock is required under Section 5(e)(vi) in respect of the Additional Shares of Common Stock resulting from cumulative cash proceeds to the Company in excess of $2,000,000 as reasonably determined based on the time such securities are sold.”

2.                  That the Certificate of Designation should be corrected to read in its entirety as follows on Exhibit A, attached hereto.

Signed, effective as of February 26, 2020.

Biomerica, Inc.

By:  /s/ Zackary Irani

Name:  Zackary Irani
Title: Chief Executive Officer

Exhibit A

Certificate of Designation

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES A 5% CONVERTIBLE PREFERRED STOCK
OF
BIOMERICA, INC.

Pursuant to Section 151 of the
Delaware General Corporation Law

Biomerica, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Section 151 of the Delaware General Corporation Law, its Board of Directors adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

WHEREAS, the Board of Directors of the Company (the “Board”) is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board under the Delaware General Corporation Law;

WHEREAS, the Certificate of Incorporation of the Company authorizes 5,000,000 shares of preferred stock, $0.08 par value per share (the “Preferred Stock”); and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1.         Designation and Rank. There is a series of Preferred Stock that is designated as “Series A 5% Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of Shares constituting such series is 571,429. The Series A Preferred Stock rank senior to the Company’s common stock, par value $0.08 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company that by their terms do not rank senior to or on parity with the Series A Preferred Stock. The rights, preferences, powers, restrictions, and limitations of the Series A Preferred Stock are as set forth herein.

2.         Dividends. From and after the date of the issuance of any shares of Series A Preferred Stock (the “Issuance Date”), dividends at the rate per annum of $0.175 per share accrue on such shares of Series A Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock) (the “Accruing Dividends”). Accruing Dividends accrue from day to day following the respective Issuance Date, whether or not declared, and are cumulative; provided, however, that except as set forth in the following sentence of this Section 2 or Section 4, such Accruing Dividends are payable only when, as, and if declared by the Board and the Company has no obligation to pay such Accruing Dividends. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Designations) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 2 is calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. The “Series A Original Issue Price” means $3.50 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series A Preferred Stock.

3.         Voting Rights.

(a)        Class Voting Rights. So long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class, do any of the following:

(i)         alter, amend, or change any rights, preferences, or privileges of the Series A Preferred Stock;

(ii)        amend the Company’s Certificate of Incorporation or Bylaws in any manner that would impair or reduce the rights of the Series A Preferred Stock;

(iii)       amend, alter, or repeal any provision of this Certificate of Designations;

(iv)       for a period of three years following the Issuance Date, create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series A Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock of the Company unless the same ranks junior to the Series A Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends and rights of redemption;

(v)        for a period of three years following the Issuance Date, (A) reclassify, alter or amend any existing security of the Company that is pari passu with the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock in respect of any such right, preference, or privilege or (B) reclassify, alter or amend any existing security of the Company that is junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock in respect of any such right, preference or privilege; or

(vi)       purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (A) redemptions of or dividends or distributions on the Series A Preferred Stock as expressly authorized herein, and (B) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof.

(b)        Notwithstanding the foregoing, in the event that any holder of shares of Series A Preferred Stock has elected, pursuant to Section 6.1(b) of the Stock Purchase Agreement, dated as of February 21, 2020, by and among the Company and the Purchasers party thereto (the “Stock Purchase Agreement”), to restrict its receipt of Confidential Information (as defined in the Stock Purchase Agreement), and the exercise by such holder of such holder’s right to vote or consent with respect to a matter pursuant to Section 3(a) would necessitate disclosure of Confidential Information by the Company to the holder, then the holder is deemed to have waived such right with respect to such matter, and for purposes of determining whether any such vote or consent has been approved, the Series A Preferred Stock held by such holder is deemed not to be outstanding with respect to such vote or consent.

(c)        General Voting Rights. Except (i) with respect to transactions upon which the Series A Preferred Stock is entitled to vote separately pursuant to Section 3(a) above and (ii) as otherwise required by the Delaware General Corporation Law, the Series A Preferred Stock is non-voting.

4.         Liquidation Preference.

(a)        Payment. In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding are entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment is made or any assets distributed to the holders of the Common Stock or any other class or series of Preferred Stock that is junior to the Series A Preferred Stock (“Junior Stock”), an amount (the “Liquidation Preference Amount”) per share of the Series A Preferred Stock equal to (i) the Series A Original Issue Price plus (ii) the Accruing Dividends (provided, however, if the date of such liquidation is prior to the two (2) year anniversary date of the Issuance Date, then the Accruing Dividends are deemed to be $0.35 per share (i.e., two (2) years’ worth of Accruing Dividends)). Subject to Section 4(b), if the Liquidation Preference Amount has been paid in full to all holders of Series A Preferred Stock, the holders of other stock of the Company shall be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences. If the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they are entitled under this Section 4(a), the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares of Series A Preferred Stock were paid in full. All payments for which this Section 4(a) provides shall be in cash, property or a combination thereof.

(b)        Certain Events Deemed a Liquidation; Election as to Consideration. Upon the consent of the Board, a consolidation or merger of the Company with or into any other corporation or corporations, or a sale, exclusive license or other disposition of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which, following such transaction(s), the holders of the outstanding voting power of the Company prior to the transaction(s) cease to hold, directly or indirectly, a majority of the outstanding voting power of the surviving entity, is deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4 (a “Deemed Liquidation Event”). Notwithstanding anything to the contrary herein, including Section 4(a), in the event of the occurrence of a Deemed Liquidation Event, each holder of Series A Preferred Stock has the option to receive (i) an amount equal to the Liquidation Preference Amount or (ii) the amount that such holder would have received if it had converted its Series A Preferred Stock into Common Stock immediately prior to the closing of such transaction (without giving effect to the liquidation preference of, or any dividends payable on, any other capital stock of the Company).

(c)        Notice. The Company shall give written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 4, stating a payment date and the place where the distributable amounts are payable, by mail, postage prepaid, no less than 20 days prior to the payment date stated therein, or 10 days prior to the stockholder meeting to approve the relevant transaction, whichever is earlier, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

(d)       Surrender of Certificates. On the effective date of any liquidation, dissolution or winding up within the meaning of this Section 4, the Company shall pay cash and/or such other consideration to which the holders of shares of Series A Preferred Stock are entitled under this Section 4. Each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing such shares, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Company or the offices of the transfer agent for the Company, or shall notify the Company or any transfer agent that such certificates have been lost, stolen or destroyed and shall execute an affidavit or agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith (an “Affidavit of Loss”), whereupon the Company shall cancel and retire each surrendered certificate.

(e)        Allocation of Consideration.  The amount deemed paid or distributed to the holders of capital stock of the Company upon any such involuntary liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 4 shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such event.  The value of such property, rights or securities shall be determined in good faith by the Board upon any such involuntary liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 4.  If any portion of the consideration payable to the stockholders of the Company in connection with a transaction described in the foregoing sentence is payable only upon satisfaction of contingencies (the “Additional Consideration”), (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 4(a) as if the Initial Consideration were the only consideration payable in connection with such transaction; and (b) any Additional Consideration which becomes payable to the stockholders of the Company upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Company in accordance with Section 4(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.  Consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such transaction shall be deemed to be Additional Consideration.

5.         Conversion. The holders of Series A Preferred Stock have the following conversion rights (the “Conversion Rights”):

(a)        Right to Convert. At any time on or after the Issuance Date, the holder of any shares of Series A Preferred Stock may, at such holder’s option, elect to convert (a “Voluntary Conversion”) all or any portion of the shares (in minimum amounts of 100,000 and integral multiples thereof, or such lesser amount as the holder then holds) of Series A Preferred Stock held by such person into fully paid and nonassessable shares of Common Stock. Each share of Series A Preferred Stock to be converted shall convert into a number of shares of Common Stock equal to the quotient of (i) the Series A Original Issue Price, divided by (ii) the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock; provided, however, the shares of Series A Preferred Stock are considered to be convertible for purposes of clause (ii) of the last sentence of Section 4(b). In the event of such a liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series A Preferred Stock notice of such liquidation, dissolution or winding up, which notice the Company shall send at least 10 days prior to the termination of the Conversion Rights and (ii) state the amount per share of Series A Preferred Stock that will be paid or distributed on such liquidation, dissolution or winding up, as the case may be.

(b)        Mechanics of Voluntary Conversion. The Voluntary Conversion of Series A Preferred Stock is conducted in the following manner:

(i)                 (i)         Holder’s Delivery Requirements. To convert Series A Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by email (or otherwise deliver as permitted by Section 5(i)), for receipt on or prior to 5:00 p.m., New York time, on such date, a copy of a fully-executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company at 17571 Von Karman Avenue, Irvine, CA 92614, Attention: Chief Executive Officer, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date the original certificates representing the shares of Series A Preferred Stock being converted (or an Affidavit of Loss with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(ii)        Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall promptly send, via email, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of a copy of the fully-executed Conversion Notice, the Company shall issue and deliver or cause its designated transfer agent (the “Transfer Agent”) to issue and deliver, as applicable, within five business days following the date of receipt by the Company of the fully-executed Conversion Notice (such fifth business day being the “Delivery Date”), to the holder a stock certificate representing the shares of Common Stock as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder is entitled. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than five business days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii)               Record Holder. The Company shall treat the person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock for all purposes as the record holder or holders of such shares of Common Stock as of the close of the stock register for the Common Stock on the Conversion Date.

(c)        Mandatory Conversion.

(i)         The Company may require the conversion of each share of Series A Preferred Stock outstanding on the Share Trigger Date (as defined in Section 5(c)(ii)) by written notice to the holder. Upon the giving of such notice, all outstanding shares of Series A Preferred Stock shall, automatically and without any action on the part of the holder thereof, convert into a number of fully-paid and nonassessable shares of Common Stock equal to the quotient of (i) Series A Original Issue Price on the date of such notice, divided by (ii) the Conversion Price in effect on the Share Trigger Date.

(ii)        As used herein, “Share Trigger Date” means the date that the Closing Sale Price (as defined below) of the Common Stock equals or exceeds $9.00 for a period of five (5) consecutive Trading Days with a minimum average trading volume of 35,000 shares per day over such period; provided, that, on the Share Trigger Date, (A) a registration statement under the Securities Act of 1933, as amended, providing for the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock is effective or all of the shares of Common Stock into which the Series A Preferred Stock can be converted may be offered for sale to the public by the holders thereof without any volume restrictions, pursuant to Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended, and (B) trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission, or the Trading Market (as defined in the Stock Purchase Agreement). The date of conversion of all outstanding shares of Series A Preferred Stock pursuant to Section 5(c)(i) is referred to in this Certificate of Designation as the “Mandatory Conversion Date.” The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Certificate of Designation as the “Conversion Date.”

(iii)             The term “Closing Sale Price” means, for any security as of any date, the last closing price of such security on the Trading Market as reported by Bloomberg, or, if no Closing Sale Price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid and asked prices of the market makers for such security on the Trading Market. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall equal the price of the Common Stock triggering mandatory conversion of the Series A Preferred Stock on the Share Trigger Date.

(iv)             On the Mandatory Conversion Date, the outstanding shares of Series A Preferred Stock are converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or the Transfer Agent; provided, however, that the Company shall not be obligated to issue the certificates representing shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock unless either certificates evidencing such shares of Series A Preferred Stock are delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed and executes an Affidavit of Loss to indemnify the Company from any loss incurred by it in connection therewith. Upon the occurrence of a mandatory conversion of the Series A Preferred Stock pursuant to this Section 5, the holders of the Series A Preferred Stock shall surrender the certificates representing the Series A Preferred Stock for which the Mandatory Conversion Date has occurred or an Affidavit of Loss with respect thereto to the Company and the Company shall cause the Transfer Agent to deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 5(b)(ii)) to the holder within five business days of the holder’s delivery of the applicable Preferred Stock Certificates or Affidavit of Loss.

(v)        The Company shall issue a press release for publication using a broadly disseminated news or press release service selected by the Company prior to the opening of business on the first Trading Day following the Mandatory Conversion Date, announcing such mandatory conversion. “Trading Day” means a day during which trading in securities generally occurs on the principal national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which Common Stock is then traded. If the Common Stock is not so listed or traded, “Trading Day” means a Business Day. “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close. The Company shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series A Preferred Stock (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the automatic conversion of the Preferred Stock. In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in this Section 5(c)(v) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock issued upon conversion of each share of Series A Preferred Stock; and (iii) that dividends on the Series A Preferred Stock to be converted ceased to accrue on the Mandatory Conversion Date.

(d)       Conversion Price. “Conversion Price” means $3.50 per share, subject to adjustment under Section 5(e) hereof.

(e)        Adjustments of Conversion Price.

(i)         Adjustments for Stock Splits and Combinations. If the Company at any time or from time to time after the Issuance Date, effects a stock split of the outstanding Common Stock, the Conversion Price is automatically proportionately decreased. If the Company at any time or from time to time after the Issuance Date, combines the outstanding shares of Common Stock, the Conversion Price is automatically proportionately increased. Any adjustments under this Section 5(e)(i) are automatically effective at the close of business on the date the stock split or combination becomes effective.

(ii)        Adjustments for Dividends and Distributions in Shares of Common Stock. If the Company at any time or from time to time after the Issuance Date, makes or issues or sets a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price is automatically decreased as of the time of such issuance or, if such record date has been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)        the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)        the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date has been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price is automatically adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment is required if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iii)       Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in assets (other than cash dividends payable out of earnings or surplus in the ordinary course of business) or equity or debt securities of the Company other than shares of Common Stock, then, and in each event, the Company shall revise the applicable Conversion Price and provide (by adjustments of the Conversion Price or otherwise) so that the holders of Series A Preferred Stock receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the amount of assets and/or the number of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock immediately prior to such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such assets and/or securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series A Preferred Stock; provided, however, that if such record date has been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price is automatically adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment is necessary if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of assets and/or the number of securities that they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock immediately prior to such event.

(iv)       Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Issuance Date is changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, the Company shall revise the Conversion Price and provide (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and/or other securities that such holder would have received had it converted the shares of Series A Preferred Stock held by it into Common Stock immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)        Adjustments for Reorganization, Merger, or Consolidation. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (an “Organic Change”), then, following any such Organic Change, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such Organic Change would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(vi)       Adjustments for Issuance of Additional Shares of Common Stock. If the Company issues or sells any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 5(e), pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date, or in accordance with Section 5(e)(ix) below) (the “Additional Shares of Common Stock”), at a price per share less than the Conversion Price, or without consideration, the Conversion Price then in effect upon each such issuance are adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price by a fraction:

(1)        the numerator of which is equal to the sum of (A) the number of shares of Common Stock outstanding (including, for purposes of such calculation, shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock) immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the then Conversion Price, and

(2)        the denominator of which is equal to the number of shares of Common Stock outstanding (including, for purposes of such calculation, shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock) immediately after the issuance of such Additional Shares of Common Stock;

No adjustment to the Conversion Price is required under Section 5(e)(vi): (A) upon the issuance of any Additional Shares of Common Stock that are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents (as defined below), if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore) pursuant to Section 5(e)(vii); (B) in respect of sales of Additional Shares of Common Stock resulting in a cumulative amount of $2,000,000 or less in cash proceeds to the Company; or (C) following the Share Trigger Date. If the Company sells Additional Shares of Common Stock following the Issuance Date resulting in a cumulative amount of more than $2,000,000 in cash proceeds to the Company, an adjustment to the number of shares of Common Stock is required under Section 5(e)(vi) in respect of the Additional Shares of Common Stock resulting from cumulative cash proceeds to the Company in excess of $2,000,000 as reasonably determined based on the time such securities are sold.

(vii)      Issuance of Common Stock Equivalents. The provisions of this Section 5(e)(vii) apply if, at any time after the Issuance Date, the Company shall issue or sell (a) any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Series A Preferred Stock, or (b) any rights, warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”), other than Convertible Securities or Common Stock Equivalents which are themselves exempted pursuant to Section 5(e)(ix). If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Convertible Securities or Common Stock Equivalents is less than the applicable Conversion Price then in effect, or if, after any such issuance of Convertible Securities or Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended is less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each issuance of Convertible Securities or Common Stock Equivalents or amendment thereof is automatically adjusted as provided in subsection (vi) of this Section 5(e). No adjustment is required to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Securities or Common Stock Equivalents where an adjustment to the Conversion Price was previously made as a result of the issuance or purchase of any Convertible Securities or Common Stock Equivalents.

(viii)     Determination of Consideration.  For purposes of this Section 5(e), the consideration received by the Company for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(1)               Cash and Property:  Such consideration shall (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest; (B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board; and

(2)        Options and Convertible Securities.  The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(e), relating to Options and Convertible Securities, shall be determined by dividing: (A) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(ix)       Certain Issuances Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price upon the authorization or issuance of the following securities:

(1)        shares of Common Stock, rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Series A Preferred Stock (“Options”), or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock;

(2)        shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board;

(3)        shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(4)        shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors, or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;

(5)        shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board;

(6)        shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement or to any Deemed Liquidation Event, provided that such issuances are approved by the Board;

(7)        shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board; or

(8)        shares of Common Stock, Options or Convertible Securities issued pursuant to that certain At Market Issuance Sales Agreement, dated December 1, 2017, between the Company and B. Riley FBR, Inc.

(f)        No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, unless, and only for so long as, (i) an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or a portion of said shares of Series A Preferred Stock has been issued until the completion of arbitration/litigation of the dispute and the proceeds of which is payable to such holder in the event it obtains judgment.

(g)        Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based, and in any event within 10 days of such event. The Company shall, upon written request of the holder of such affected Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h)        Issue Taxes. The Company shall pay any and all issue and like taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i)         Notices. All notices and other communications hereunder must be in writing and are deemed given if delivered personally or by e-mail within three business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series A Preferred Stock at least 20 days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon the Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock, or (c) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series A Preferred Stock at least 10 days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place; provided, however, that in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j)         Fractional Shares. The Company shall not issue any fractional shares of Common Stock upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(k)        Reservation of Common Stock. The Company shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock equal to the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Company shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number as is sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate. The Company shall allocate the initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and any increase in the number of shares so reserved pro rata among the holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder of record at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder sells or otherwise transfers any of such holder’s shares of Series A Preferred Stock, the Company shall allocate each transferee a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. The Company shall allocate any shares of Common Stock reserved and which remain allocated to any person or entity that does not hold any shares of Series A Preferred Stock to the remaining holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holder.

(l)         Retirement of Series A Preferred Stock. Conversion of Series A Preferred Stock is deemed to have been effected on the Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii).

(m)       Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, use its best efforts to as expeditiously as possible, secure such registration, listing or approval, as the case may be.

                        (n)        Conversion Cap.  Notwithstanding anything to the contrary herein, prior to the receipt of all approvals, if any, of the shareholders of the Company necessary for purposes of the rules and regulations of the applicable Trading Market shares of Series A Preferred Stock shall not be converted pursuant to this Section 5: (i) in the aggregate into more than 19.99% of the shares of Common Stock outstanding immediately prior to the Issuance Date, subject to the appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization, or (ii) by any beneficial holder (as such term is defined under Rule 13d-3 of the Exchange Act) or “group” (as such term is defined under Rule 13d-5 of the Exchange Act) (such beneficial holder or group, a “Capped Holder”), if (A) the aggregate number of shares of Common Stock issued to such Capped Holder upon such conversion and any Conversion Shares then held by the Capped Holders, plus (B) the number of shares of Common Stock underlying shares of Series A Preferred Stock that would be held at such time by the Capped Holders (after giving effect to such conversion), plus (C) the aggregate number of shares of Common Stock held by such Capped Holder immmediately prior to the Issuance Date, would in the aggregate exceed more than 19.99% of the shares of Common Stock outstanding immediately prior to the Issuance Date (without regard to any limitation on conversion pursuant to this Section 5(n)), then such Capped Holder shall be entitled to convert such number of shares of Series A Preferred Stock as would result in the sum of clauses (A), (B) and (C) (after giving effect to such conversion) being equal to 19.99% of the shares of Common Stock outstanding immediately prior to the Issuance Date, subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization. Any shares of Series A Preferred Stock which a holder has elected to convert but which, by reason of the previous sentence are not so converted, shall be treated as if the holder had not made such election to convert and such shares of Series A Preferred Stock shall remain outstanding.

6.         Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the mutilated Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock, in which case the Company shall issue the shares of Common Stock to the holder in accordance with the terms of this Certificate of Designation.

7.         Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation are cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein is deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein limits a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion, and the like (and the computation thereof) are the amounts to be received by the holder thereof and are not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. In the event of any such breach or threatened breach, the holders of the Series A Preferred Stock are entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

8.         Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder operates as a waiver thereof, nor shall any single or partial exercise of any such power, right, or privilege preclude other or further exercise thereof or of any other right, power or privilege.

 [Remainder of Page Left Blank - Signature Page Follows]

Signed, effective as of February 24, 2020.

Biomerica, Inc.

By:  /s/ Zackary Irani

Name:  Zackary Irani
Title: Chief Executive Officer

EXHIBIT I

BIOMERICA, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series A 5% Convertible Preferred Stock of Biomerica, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A 5% Convertible Preferred Stock, par value $0.08 per share (the “Preferred Stock”), of Biomerica, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.08 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the date specified below.

Date of Conversion:

Number of shares of Preferred Stock to be converted:

Stock certificate no(s). of Preferred Stock to be converted:

The shares of Common Stock issuable upon such conversion have been sold pursuant to the Registration Statement: YES ____ NO____

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion:

Please issue the Common Stock into which the shares of Preferred Stock are being converted and, if applicable, any check drawn on an account of the Company, in the following name and to the following address:

Issue to:

Email Address:

Authorization:

By:

Title:

Dated:

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